                                  EXHIBIT 99.1

                                 PRESS RELEASE

NASHVILLE COUNTRY CLUB SHAREHOLDERS APPROVE NAME CHANGE TO TBA ENTERTAINMENT
CORP.

NASHVILLE, Tenn.--(BUSINESS WIRE)--September 8, 1997--Nashville Country Club, Inc. (NASDAQ NM:NCCI), a diversified entertainment company with offices in Nashville, Los Angeles and New York, today announced that its shareholders had approved the company's previously proposed name change to TBA Entertainment Corporation, Inc. The company's stock, which is listed on the Nasdaq National Market, will begin trading Tuesday, September 9, under the symbol, "TBAE."

"The name change reflects our broader entertainment focus," said Thomas Jackson Weaver III, chief executive officer. "In the past 18 months, we've grown from $3 million to approximately $60 million in assets and have developed a fully integrated entertainment and resort corporation with operations stretching from coast to coast. We expect to continue to grow both internally from improvements in and expansion of existing operations and externally, through acquisitions.

"We have experienced explosive growth in our Resort division, where we have grown our guest accommodations to more than 2,200, announced a $75 million expansion at our Colorado facility and construction of a $10 million hotel at our Nashville facility. With the acquisition in August of a controlling interest in Avalon West Coast, a group of related entities that produce concerts and manage merchandising for entertainment and sporting events, our Entertainment division assumed a leadership role in concert production. This complemented our April merger with Avalon Entertainment Group and made our Entertainment division one of the largest producers of live entertainment events in the U.S., producing an average of 700 events annually. Plans currently are under way to construct $14 million in amphitheater facilities on the West Coast.

"In August, we completed a $9.1 million equity placement managed by Rauscher Pierce Refsnes, Inc., who recently initiated coverage of TBAE with a buy recommendation.

"We will retain Nashville Country Club as the marquee under which the company will continue to develop country music-related entertainment projects. However, we believe that the name TBA Entertainment Corporation is a better name for the public holding company under which the Company will carry its portfolio of entertainment assets," Weaver concluded.

TBA Entertainment Corp., headquartered in Nashville, Tenn., is a diversified entertainment and resort corporation that operates resort hotels and amphitheaters and is a national producer and merchandiser of live music and sporting events.





                                      -1-